Exhibit 99.(z)(i)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated            , 2019

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF COMMON SHARES(1)
(to Prospectus dated                  , 2019)

Shares

Center Coast Brookfield MLP & Energy Infrastructure Fund

Common Shares

$           per Share

Investment Objective. Center Coast Brookfield MLP & Energy Infrastructure Fund (the “Fund”) is a non-diversified, closed-end management investment company. The Fund’s investment objective is to provide a high level of total return with an emphasis on distributions to shareholders. The “total return” sought by the Fund includes appreciation in the net asset value of the Fund’s Common Shares and all distributions made by the Fund to its Common Shareholders, regardless of the tax characterization of such distributions, including distributions paid out of the distributions received by the Fund from its portfolio investments, but characterized as return of capital for U.S. federal income tax purposes as a result of the tax characterization of the distributions received by the Fund from the MLPs in which the Fund invests. There can be no assurance that the Fund will achieve its investment objective

Principal Investment Policies. The Fund seeks to achieve its investment objective by investing primarily in a portfolio of master limited partnerships (“MLPs”) and energy infrastructure companies. Under normal market conditions, the Fund will invest at least 80% of its Managed Assets (as defined in the accompanying Prospectus) in securities of MLPs and energy infrastructure companies. The Fund may invest up to 20% of its Managed Assets in unregistered or restricted securities, including securities issued by private energy infrastructure companies.

(continued on following page)

Listing and Symbol. The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “CEN.” As of                  , the last reported sale price for the Fund’s Common Shares on the NYSE was $                  per Common Share, and the net asset value of the Fund’s Common Shares was $                   per Common Share, representing a [discount/premium] to the net asset value of                             %.

(1)         In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Investing in the Fund’s Common Shares involves certain risks. See “Risks” on page              of the accompanying Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Fund(2)	$	$

(notes on following page)

The underwriters expect to deliver the Common Shares to purchasers on or about                             .

This Prospectus Supplement is dated                        .

(notes from previous page)

(1)                                 [The Fund has granted the underwriters an option to purchase up to an additional                Common Shares at the public offering price, less the sales load, within                days of the date of this prospectus solely to cover overallotments, if any. If such option is exercised in full, the public offering price, sales load, estimated offering expenses and proceeds, before expenses, to the Fund will be $      , $                and $                , respectively. See “Underwriting.”]

(2)                                 [Offering expenses payable by the Fund will be deducted from the Proceeds, before expenses, to the Fund. Total offering expenses (other than sales load) are estimated to be $                , which will be paid by the Fund.]

(continued from previous page)

The Adviser intends to construct the Fund’s portfolio utilizing a three-pronged approach. The Adviser targets a “core” portfolio of MLPs and energy infrastructure companies that have (i) traditional fee-based businesses, (ii) high barriers to entry, (iii) low direct commodity price exposure and (iv) low demand elasticity or the potential for demand destruction. Examples include interstate pipelines, intrastate pipelines with long-term contracts and diversified revenue streams, and crude and gas storage and terminal facilities. In addition to this “core” portfolio, the Fund may invest a portion of its portfolio in shorter-term investments. These opportunistic transactions may be based on the Adviser’s view of factors including, but not limited to, market dislocations, projected trading demand imbalances, short-term market catalysts, commodity price volatility and interest rates and credit spreads along with other issuer-specific developments. Finally, the Fund intends to allocate up to 20% of its portfolio to private investment opportunities. At any given time the Fund anticipates making investments in a limited number of carefully selected private investments that the Fund may need to hold for several years. The Adviser believes it is uniquely positioned to analyze private investment opportunities sourced directly or co-investment opportunities made available to the Adviser by private equity firms or other sources. The breadth of Adviser personnel’s mergers and acquisitions background provides for a network of deep relationships with investment banking groups, management teams, private equity firms and significant shareholders seeking liquidity.

Entities commonly referred to as master limited partnerships or MLPs are generally organized under state law as limited partnerships or limited liability companies and treated as partnerships for U.S. federal income tax purposes. The Fund considers investments in MLPs to include investments that offer economic exposure to public and private MLPs in the form of equity securities of MLPs, securities of entities holding primarily general or limited partner or managing member interests in MLPs, securities that represent indirect investments in MLPs, including I-Shares (which represent an ownership interest issued by an affiliated party of a MLP) and debt securities of MLPs.

The Fund considers a company to be an “infrastructure company” if (i) at least 50% of its assets, income, sales or profits are committed to or derived from the development, construction, distribution, management, ownership, operation or financing of infrastructure assets; or (ii) a third party classification has given the company an industry or sector classification consistent with the infrastructure company designation. Infrastructure assets consist of those assets which provide the underlying foundation of basic services, facilities and institutions, including the production, processing, storage, transportation, manufacturing, servicing and distribution of oil and gas, petrochemicals and other energy resources, physical structures, networks, systems of transportation and water and sewage. The Fund considers an infrastructure company to be an “energy infrastructure company” if it (i) owns or operates, or is involved in the development, construction, distribution, management, ownership, operation or financing of, infrastructure assets within the energy sector, or (ii) provides material products or services to companies operating in the energy sector.

The Fund invests primarily in equity securities, but may invest up to 10% of its Managed Assets in debt securities. The Fund may, but is not required to, use various derivative transactions in order to earn income or enhance total return, facilitate portfolio management and mitigate risks.

This Prospectus Supplement, together with the accompanying Prospectus, dated                , 2019, sets forth concisely the information that you should know before investing in the Fund’s Securities. You should read this Prospectus, which contains important information about the Fund, together with any Prospectus Supplement, before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated                , 2019, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request a free copy of the Statement of Additional Information, the table of contents of which is on page                of the accompanying Prospectus, or request other information about the Fund (including the Fund’s annual and semi-annual reports) or make shareholder inquiries by calling (800) 345-7999 or by writing the Fund, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s reports and the SAI will also be available from the Fund’s website.

The Fund’s Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated           , 2019 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks.”

The Fund	Center Coast Brookfield MLP & Energy Infrastructure Fund (the “Fund”) is a non-diversified, closed-end management investment company.

Management of the Fund

Brookfield Public Securities Group LLC (“Brookfield” or the “Adviser”), a Delaware limited liability company and a registered investment adviser under Investment Advisers Act of 1940, serves as the investment adviser and administrator to the Fund. Founded in 1989, the Adviser is a wholly-owned subsidiary of Brookfield Asset Management Inc., a publicly held global alternative asset manager focused on property, renewable power, infrastructure and private equity, with over $          billion of assets under management as of           , 2019. The Adviser’s principal offices are located at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York 10281-1023.

The Adviser generally manages its investments according to a process focused on quality and durability of cash flows. The Adviser combines the expertise of midstream and energy infrastructure operators and financial and investment professionals. The Adviser’s senior professionals include a former MLP chief executive officer and experienced investment professionals with an established track record of managing MLP investments as well as operating midstream and other energy infrastructure assets. The Adviser seeks to draw upon this unique experience to achieve a robust diligence process, structured investment process and access to a unique network of relationships to identify both public and private MLP and infrastructure investment opportunities.

Listing and Symbol

The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus, will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “CEN.” As of           , the last reported sale price for the Fund’s Common Shares on the NYSE was $          per Common Share, and the net asset value of the Fund’s Common Shares was $          per Common Share, representing a [premium/discount] to net asset value of           %.

Distributions

The Fund has paid distributions to Common Shareholders monthly since inception. Payment of future distributions is subject to approval by the Fund’s Board of Trustees, as well as meeting the covenants of any outstanding borrowings and the asset coverage requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund’s next regularly scheduled distribution will be for the month ending                    and, if approved by the Board of Trustees, is expected to be paid to Common Shareholders on or about           .

The Fund believes that as a result of the tax characterization of cash distributions made by MLPs to their investors (such as the Fund), a portion of the Fund’s income will be characterized as tax-deferred return of capital. However, there can be no assurance in this regard. If MLPs in which the Fund invests pay distributions that do not exceed the amount of taxable income allocable to limited partners or members, the Fund will have a larger corporate income tax expense than expected, which will result in less cash available to distribute to shareholders.

In general, a portion of the Fund’s distribution will constitute a tax-deferred return of capital to a shareholder, rather than a dividend, for U.S. federal income tax purposes to the extent such distribution exceeds the Fund’s current and accumulated earnings and profits. The portion of any distribution treated as a tax-deferred return of capital will not be subject to tax currently, but will result in a corresponding reduction in a shareholder’s basis in Common Shares or Preferred Shares. Such a reduction in basis will result in the shareholder’s recognizing more gain or less loss (that is, will result in an increase of a shareholder’s tax liability) when the shareholder later sells Common Shares or Preferred Shares, even if such Common Shares or Preferred Shares have not increased in value or have, in fact, lost value. Distributions in excess of the Fund’s current and accumulated earnings and profits that are in excess of a shareholder’s adjusted tax basis in its shares are generally treated as capital gains.

The Offering

Common Shares Offered by the Fund

Common Shares Outstanding after the Offering

The number of Common Shares offered and outstanding after the offering assumes the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, the Fund will issue an additional       Common Shares and will have                 Common Shares outstanding after the Offering.

The Fund’s Common Shares have recently traded at a premium to net asset value (“NAV”) per share and the price of the Common Shares is expected to be above net asset value per share. Therefore, investors in this offering are likely to experience immediate dilution of their investment. Furthermore, shares of closed-end investment companies, such as the Fund, frequently trade at a price below their NAV. The Fund cannot predict whether its Common Shares will trade at a premium or a discount to NAV.

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

Use of Proceeds

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within              months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

SUMMARY OF FUND EXPENSES

The following table contains information about the costs and expenses that Common Shareholders will bear directly or indirectly. The table is based on the capital structure of the Fund as of                         (except as noted below) after giving effect to the anticipated net proceeds of the Common Shares offered by this Prospectus Supplement and assuming the Fund incurs the estimated offering expenses. The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Shareholder Transaction Expenses
Sales load (as a percentage of offering price)%
Offering expenses borne by the Fund (as a percentage of offering price)%
Automatic Dividend Reinvestment Plan fees(1)	None

Percentage of Net Assets Attributable to Common Shares
Annual Expenses
Management fees(2)%
Interest payments on borrowed funds(3)%
Dividends on preferred shares (4)%
Other expenses(5)%
Total annual expenses %

(1)                                 Dividend reinvestment plan participants that direct a sale of Common Shares through the Plan Agent are subject to a sales fee of $15.00 plus $0.10 per share sold. See “Dividend Reinvestment Plan.”

(2)                                 The Fund pays the Adviser an annual fee, payable monthly, in an amount equal to 1.00% of the Fund’s average daily Managed Assets (net assets plus any assets attributable to Financial Leverage). The fee shown above is based upon outstanding Financial Leverage of    % of the Fund’s Managed Assets. If Financial Leverage of more than  % of the Fund’s Managed Assets is used, the management fees shown would be higher.

(3)                                 Based upon the Fund’s outstanding borrowings as of                         of approximately $                         million, and the weighted average borrowing rate on the credit facility for the fiscal year ended                         of                         %

(4)                                 Based upon the Fund’s outstanding MRP Shares as of                         . Assumes the dividend rate for the MRP Shares is the applicable rate and has not increased as a result of any downgrade in the ratings of the MRP Shares. If such ratings are downgraded, the dividend expenses of the fund may increase.

(5)                                 Other expenses are estimated based upon those incurred during the fiscal year ended              . Other expenses do not include expense related to realized or unrealized investment gains or losses.

Example

The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) “Total annual expenses” of  % of net assets attributable to Common Shares, (2) the sales load of $                    and estimated offering expenses of $                         , and (3) a 5% annual return*:

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$

*                                         The example should not be considered a representation of future expenses or returns.  Actual expenses may be higher or lower than those assumed.  Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the example. The example assumes that the estimated “Other expenses” set forth in the Annual Expenses table are accurate and that all dividends and distributions are reinvested at net asset value.

CAPITALIZATION

The following table sets forth the Fund’s capitalization at                         :

(i)                                     on a historical basis;

(ii)                                  on an as adjusted basis to reflect the issuance of an aggregate of                         Common Shares pursuant to the Fund’s Automatic Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and

(iii)                               on an as further adjusted basis to reflect the assumed sale of                         of Common Shares at a price of $                         per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the aggregate underwriting discount of $                         and estimated offering expenses payable by the Fund of $                         (assuming no exercise of the underwriters’ over-allotment option).

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Short-Term Debt:
Borrowings	$	$	$
Common Shareholder’s Equity:

Common Shares of beneficial interest, par value $0.01 per share; unlimited shares authorized,                shares issued and outstanding (actual),                 shares issued and outstanding (as adjusted), and                 shares issued and outstanding (as further adjusted)

Additional paid-in capital
Net unrealized appreciation on investments, net of tax
Accumulated net realized gain on investments, net of tax
Accumulated net investment loss, net of tax
Net assets

USE OF PROCEEDS

The Fund estimates that the net proceeds to the Fund from this offering will be approximately $                         million (or $                         million if the underwriters exercise their over-allotment option to purchase additional Common Shares in full), after deducting underwriting discounts and commissions and estimated offering expenses borne by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within                         months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

RECENT DEVELOPMENTS

[TO COME, IF ANY]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, as special counsel to the Fund in connection with the offering of Common Shares. Certain legal matters will be passed on by                   ,                    ,             , as special counsel to the underwriters in connection with the offering of Common Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s web site (http://www.sec.gov).

Shares

Center Coast Brookfield MLP & Energy Infrastructure Fund

Common Shares

FORM OF

PROSPECTUS
SUPPLEMENT